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                                                                    Exhibit 99.1

Company Press Release

drugstore.com Raises over $62 Million Through Private Placement of Common Stock

BELLEVUE, Wash.--(BUSINESS WIRE)--July 31, 2000--drugstore.com(TM), the leading Internet retailer of health, beauty and wellness products, today announced it has secured commitments for a $62,682,825 private placement financing at $4.9375 per share of common stock.

Due to Nasdaq regulations, approximately $23 million of the placement will initially take the form of a participating, non-voting, preferred instrument that will automatically convert into common stock upon shareholder approval.
The private placement is led by Integral Capital Partners, and includes other new investors Baron Capital and Hearst Communications, a personal investment from John Doerr, as well as participation from certain other existing investors. Closing of the financing is subject to customary closing conditions, which are expected to be met within one week.

This press release may contain forward-looking statements regarding future events or the future financial and operational performance of drugstore.com. Actual events or performance may differ materially from those contained or implied in such forward-looking statements. Risks and uncertainties that could lead to such difference could include, among other things: drugstore.com's limited operating history, the unpredictability of future revenues and expenses and potential fluctuations in revenues and operating results, risks related to business combinations and strategic alliances, consumer trends, the level of competition, seasonality, the timing and success of expansion efforts, risks related to systems interruptions, possible governmental regulation, and the ability to manage a rapidly growing business. Additional information, regarding factors that potentially could affect drugstore.com's business, financial condition and operating results is included in drugstore.com's filings with the Securities and Exchange Commission, including in the prospectus dated March 15, 2000 relating to drugstore.com's public offering of common stock, in drugstore.com's Annual Report on Form 10-K for fiscal 1999 and its Quarterly Report on Form 10-Q for the quarter ended April 2, 2000.